Exhibit 5.1

January 7, 2019

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of CenterState Bank Corporation, a Florida corporation (the “Company”). I am familiar with the Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 35,316,921 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), to be exchanged for shares of common stock of National Commerce Corporation (“NCC”) in connection with the Agreement and Plan of Merger between the Company and NCC, dated as of November 23, 2018 (the “Merger Agreement”). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion letter, I have examined the Registration Statement, the Articles of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company. I also have examined originals or copies, certified or otherwise identified to my satisfaction of the corporate records of the Company, including the minutes of the Company’s board of directors, certificates of public officers and of representatives of the Company, and such other instruments or documents as I have deemed relevant or necessary, as the basis for the opinion expressed in this letter. I also have made such further legal and factual examinations and investigations as deemed necessary for purposes of expressing the opinion set forth in this letter. As part of the examination, I have assumed that all signatures on all original documents examined by me are genuine, accurate and complete, all non-original documents are true and correct copies of the originals and all information reviewed by me was accurate and complete. I also have assumed the legal capacity of all natural persons signing the documents reviewed, the authority of the persons signing on behalf of the parties on such documents, and the due authorization, execution and delivery of the documents by such parties.

Based upon the foregoing and additional qualifications set forth below, it is my opinion that, when the Registration Statement has been declared effective by order of the Commission and the Shares have been duly issued and delivered in accordance with the terms of the Merger Agreement, as contemplated by the Registration Statement, the shares will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Florida, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. The opinion also expresses no view as to applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); or (iii) public policy considerations which may limit the rights of parties to certain remedies.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and being referenced as the attorney who passed upon the validity of the Shares in the Registration Statement under the heading “Legal Matters.”

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that which is expressly stated. I assume no obligation to revise or supplement this opinion should applicable Florida law be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or the opinion described in this letter, or for any other reason. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Beth S. DeSimone
Beth S. DeSimone
Executive Vice President and General Counsel